FIRST AMENDMENT
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of 6th day of June 2019, by and between NV5, Inc., a Delaware corporation (the “Company”), and Edward Codispoti (hereinafter called the “Executive”).

RECITALS

A.	The Company and the Executive entered into an Employment Agreement dated June 6, 2019 (the “Initial Employment Agreement”).

B.	The Company intends to amend the Initial Employment Agreement, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.
Recitals; Definitions. The foregoing recitals are incorporated herein by reference. Capitalized terms not defined herein shall have the meaning set forth in the Initial Employment Agreement. Any references to the “Agreement” shall mean the Initial Employment Agreement and this First Amendment.

2.	Amendments.

a. A new Section 9.13 is hereby added and shall read as follow:

“Change in Control of the Company.
9.13.1 In the event that a Change in Control (as defined in Section 9.13.3) of the Company shall occur during the Term of employment, the Company shall continue to employ Executive for a period of at least one (1) year after such Change in Control. Notwithstanding the foregoing, in the event that the Company terminates Executive’s employment with the Company for any reason at any time after a Change in Control, and in lieu of severance otherwise due under Section 6.4, Executive shall be entitled to the following:

9.13.1.1	any unpaid Base Salary through the effective date of termination of employment, if applicable, which shall be paid no later than thirty (30) days after such termination;

9.13.1.2
an amount that equals (i) one (1) year of Executive’s Base Salary and accrued performance bonus, plus (ii) any unused vacation pay to be provided to the Executive, for the year immediately preceding the year in which his employment terminates, which shall be paid no later than thirty (30) days after such termination; and

9.13.1.3
to the extent permitted under applicable law, if Executive timely and properly elects continuation coverage under COBRA, the Company shall pay the monthly COBRA premium for the Executive until the earliest of: (i) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (ii) the date which is one (1) year after such termination.

9.13.2    Further, if a Change in Control occurs during the Term, then notwithstanding the terms of any equity incentive plan or award agreements as applicable, all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse upon a Change in Control.
9.13.3    For purposes of this Agreement, the term “Change in Control” shall mean:
9.13.3.1 Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or
9.13.3.2 the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any Executive benefit plan of the Company or its Subsidiaries.
9.13.4     Notwithstanding the foregoing, the provisions of this Section 8.14 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).”
b. A new Section 9.14 is hereby added and shall read as follow:

“Section 409A Compliance.
9.14.1 General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Executive and on the Company).
9.14.2 Distributions on Account of Separation from Service. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Code Section 409A.
9.14.3 No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.
9.14.4 Six Month Delay for Specified Executives. In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period.
9.14.5 Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

9.14.6 Reimbursements and In-Kind Benefits. To the extent that reimbursements and in-kind benefits provided under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefits shall meet the following requirements: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or inkind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.”
3.Effect of Amendment. All the terms and conditions of the Agreement affected by the terms of this First Amendment shall remain in full force and effect between the Parties.

4.Entire Agreement. The Initial Employment Agreement, together with this First Amendment, constitutes and represents the entire agreement between the Parties hereto and supersedes any prior understandings or agreements, written or verbal, between the parties hereto respecting the subject matter herein. The Agreement may be amended, supplemented, modified or discharged only upon an agreement in writing executed by all of the parties hereto.

5.Severability. Whenever possible, each provision of this First Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this First Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this First Amendment or any action in any other jurisdiction, but this First Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.Counterparts. This First Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures presented by facsimile transmission shall be deemed effective at the time of transmission and shall be replaced by original signatures as soon thereafter as practicable.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

Company:

NV5, Inc.

By: /s/ Richard Tong
Name: Richard Tong
Title:    Executive Vice President

Executive:
By: /s/ Edward Codispoti, July 8, 2019

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